Exhibit 10.01

                        [LETTERHEAD OF TVA MEDIA GROUP]

This Agreement is entered into on the 10th day of June, 2011 by and between TVA MEDIA GROUP, Inc. ("TVA"), a California corporation, with its offices at 3950 Vantage Ave., Studio City, CA 91604, and DoMark International, Inc., referred to as "Client" with its principal offices at: 1809 East Broadway, Suite # 125, Oviedo, FL. 32765

Whereas, TVA is a full-service media production and placement company which provides performance-based media campaigns, TV & Radio interview booking services, national and local TV programming, and broadcast/print-ready News Features for distribution to over 20,000 media outlets; produces, packages, and distributes infomercials, documercials, radio and TV spots, movie trailers, corporate motion pictures, marketing videos, DVDs, VideoWalls, and MEDIABLITZ!(R) campaigns;

Whereas, Client wishes to receive a customized MEDIABLITZ!(R)campaign package.

Definitions:

     TV NEWS SPOTLIGHT: A 2-5 minute in-depth news segment similar to those featured on DATELINE, 60 MINUTEs and 20/20.

     DRTV SPOT: A :30, :60 or: 120 second Direct Response TV Commercial of national broadcast quality with specific call-to-action, an 800 telephone number and/or website listing.

     NEWSBREAK(TM): A :30 or :60-second TV advertorial with an accredited news anchor and reporter, airing nationwide or locally and onboard major airlines.

     DMA (DESIGNATED MARKET AREA): Nielsen's term to describe a specific TV market area. Nielsen counts 210 distinct TV markets in the U.S.

     VNR: a broadcast-quality 90-second narrated Video News Release, followed by up to 13 minutes of B-Roll and Sound Bites, distributed via satellite, digital uploads and/or Beta Broadcast Masters for inclusion on national and local news programs and talk shows.

     RADIO FEATURE: A :30 or 60-second radio feature release (RFR) written somewhat like a PSA, read by station personality or played from CD with professional voice-over artist's recording.

     ITV NEWS NETWORK: "Featured Video" placement on TV station websites.

For mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to as follows:
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1. PRODUCTION ELEMENTS

TVA will provide the following productions for Client: TV News Spotlight; Three DRTV Spots or NewsBreaks(TM) (120, 60 and 30-seconds); Digital versions for Podcasting, Webcasting and VOD; Newspaper Feature; and Radio Feature. Productions include complete Scripting (TWO DRAFTS AND A POLISH) to Client's approval; up to FOUR days of Shooting - including locations approved by Client and on a state-of-the-art sound stage and news set in Hollywood, CA; Accredited news anchor and/or field reporter; Voice-over narration; unlimited Stock Footage from in-house library (20 YEARS WORTH OF ARCHIVED PRODUCTION FOOTAGE); Complete Post Production / Editing with Graphics (TWO CUTS AND A POLISH), Production Insurance, TVA's local Location and Travel expenses and Per Diem, Stringer Crews for non-local location shooting; Director and Producer Fees. Also includes all overhead and administrative expenses.

2. DISTRIBUTION OF PR / IR ELEMENTS

(A) NATIONAL DISTRIBUTION / PLACEMENT / MONITORING (DPM) OF TV NEWS SPOTLIGHT:

Scope of Service:

     * Creation of a media web page for broadcast stations to view the production online, request a hard copy tape and access the script and media alert.
     * TVA will repackage and encode the Spotlight as a VNR (Video News Release) and distributed to 15,000 desktops in 1,300 broadcast facilities including 650 newsrooms
     * Spotlight will be displayed in the "Video News Feeds" category and will also appear in the Master Locator section of the Video News Feed.
     * Distribution via cassette to approximately 107 broadcast stations and cable system subscribers
     * Inclusion of Client's Spotlight in the Transmission Bulletin which is sent to Program Directors with the tape
     *    Hosted lead-in, with graphics introducing Spotlight
     * Optional viewer response mechanism (i.e. toll free number or web address/URL) at the end of your Spotlight
     *    A visual credit of Client's name at the end of the program
     *    Copies of the full programs for your files
     * Final distribution report including listings of all stations using the Spotlight for the specific month, displayed by market rank

(B) NATIONAL PLACEMENT / DISTRIBUTION / MONITORING (PDM) OF RADIO FEATURE:

     * TVA will distribute your Radio Feature to 5,000 radio stations throughout the U.S. for use primarily on news and talk shows. Broadcasters receive CD's or MP3's, paper scripts and PDF's of scripts posted on website.

(C) NATIONAL PLACEMENT / DISTRIBUTION / MONITORING (PDM) OF SOCIAL MEDIA:

     * TVA will create a social media friendly story, drafted specifically to resonate with media, journalists and end users who are active in social web channels. Each Social Syndication feature includes measurable and accountable results, illustrated with reports on Ad Value Equivalency (AEV), Reach, SEO, social media, and content interaction and engagement metrics.

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3. MEDIA PLACEMENT GUARANTEES

TVA represents, warrants and agrees that over the course of six months ("term") subject to compliance with all other provisions of this agreement by Client:

TELEVISON
(a) TVA will generate a minimum of 25,000 local airings nationwide for Client's productions in DMA's on national and local cable, satellite and broadcast channels throughout N. America to an accumulated total of over 100 MILLION households. One national broadcast equates to 210 local market airings. A customized Media Plan will be created to best reach Client's target audience: http://www.tvamediagroup.com/html/clusters.php

(b) Client is guaranteed a minimum of 26 INTERVIEWS on TV and Radio talk shows.

AIRLINES
(c) Client's DRTV spot or NewsBreak(TM) will also air on major AIRLINES via Dish or DIRECTV as part of its in-flight programming.

RADIO
(d) TVA guarantees at least 100-400 Radio Feature placements.

(e) Client is guaranteed a minimum of 26 INTERVIEWS on TV and Radio talk shows.

INTERNET
(f) Spotlight will receive "Featured Video" placement on at least 140 TV station websites with a guaranteed reach of 4 MILLION unique visitors.

(g) Client's Spotlight will be featured as a TOP STORY during the term of this campaign on the home page of one or more of TVA's news portals such as: www.businessworldnews.tv; www.healthworldnews.tv; www.entertainmentworldnews.tv;
www.politicalworldnews.tv

SOCIAL MEDIA
(h) TVA guarantees placement on at least 30 social media destinations with a combined reach of 30 MILLION. If the placements do not equate this number within a six (6) month period, TVA will re-write and/or re-distribute the feature at no cost.

VIDEO
(i) Client will receive 100 fully packaged DVD copies with the option to purchase more at guaranteed competitive prices. CLIENT IS FREE TO USE ANY VENDOR IF TVA CANNOT MATCH THEIR WRITTEN QUOTE.

(j) Client will receive Video Streaming of TV Spotlight from TVA's news portal servers during the six month term of this Agreement. TVA shall post Client's logo on TVA website as a new client with a link back to Client's website home page. Client will in turn post TVA's logo on its Armada Sports web page with a link to TVA's home page.

4. MONITORING & REPORTING:

Client will receive usage reports showing DMA (market ranking), Station, Network Affiliate, City, State, Date and Time of airings, Audience; maps showing where placements have occurred, color bar charts, pie charts, circulation and demographics data, equivalent ad space cost---verifying the guaranteed number of placements and audience impressions. All production elements are subject to approval, editing, and/or pre-emption by media outlets. In the event of preemptions or unavailable inventory, TVA will substitute the placements with

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other media of equivalent value. For social media, statistical reporting on video views and audience reach, as well as live links and screen shots of client's placements will be provided.

5. BILLING

This Agreement is to be carried out on a fixed fee basis. Of the total production, media and promotion elements contained in this package, TVA shall be responsible for all costs associated with this Agreement and the actions required or contemplated on the part of TVA hereby, provided however, that CLIENT agrees to pay TVA: three payments of $40,000.00 each per payment schedule in Schedule A. First payment and commencement of services under this agreement will be on September 1st, 2011. Client also agrees to issue TVA $500,000.00 worth of DOMK restricted stock, payable in installments of $125,000 each, the first within 10 days of signing the Agreement, on 9-1-2011, 12-1- 2011, and 3-1-2011. The number of shares issued will be determined by the 5 trading day Volume Weighted Average price prior to the date of issuance. Client represents and warrants that the stock being paid is not 504 or S8 shares.

6. PRODUCTION / MEDIA / PAYMENT SCHEDULE

A complete Production, Media Placement and Payment Schedule ("Schedule A") is attached hereto. TVA's ability to provide this media package for the price offered requires a firm commitment from Client to adhere to Schedule A.

6. RESPONSIBILITIES OF CLIENT

Client agrees to provide PRIOR TO SHOOTING: background information and topical literature, E.G. MEDIA KITS, PRESS RELEASES; DIGITAL PHOTOS, COMPANY ARTWORK; WORKING PRODUCT SAMPLES; a completed Concept Development Survey (topical questionnaire); company spokesperson, testimonials, interviewees, Company representative with approval authority to accompany camera crew during Shooting; timely approvals of all elements of production; prompt payments; overnight express and shipping charges. Client agrees to cooperate fully with TVA to enable the production to be completed within the mutually approved timeframe (Schedule A). Any unreasonable delay (I.E. MORE THAN THREE WEEKS PAST PHASE I, II OR III IN SCHEDULE A) caused by Client will modify the responsibility of TVA as to completion date, guarantees and fees. All performance guarantees made by TVA to Client in this Agreement are contingent upon Client fulfilling all of its obligations contained in this Agreement. Any payment not made within a timely manner shall accrue interest at the rate of one and one-half percent (1.5%) per month. Client also agrees not to engage in business directly with TVA employees, vendors, and/or independent contractors during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, unless there was a provable, pre-existing relationship with Client.

7. GRANT OF RIGHTS

Upon receipt of final payment, TVA will grant to Client the complete, unconditional and exclusive worldwide ownership in perpetuity of the edited productions and deliverables created for Client under this Agreement. Client shall, accordingly, have the sole and exclusive right to copyright any such materials in its name, as the sole owner and author thereof (it being understood that for such purposes TVA shall be Client's "employees for hire" as such term is defined in the United States Copyright Act).

8. INDEMNIFICATION

Client agrees to indemnify and hold TVA harmless for all materials, products and personnel provided by Client as well as truthfulness, accuracy and legality of claims made by Client in script and on camera. Client further agrees indemnifies and hold TVA and its directors, employees, affiliates, vendors, subcontractors and agents (each an "Indemnified Person") harmless from and against any losses, claims, judgments, assessments and other liabilities (collectively "Liabilities") and will reimburse each Indemnified Person for all fees and expenses (including legal representation)(collectively "Expenses") as they are incurred in investigating, preparing, or defending any claim, action, proceeding


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or investigation (collectively, "Actions"), arising out of, related to or in connection with any advice, actions or services rendered by any indemnification Person pursuant to the Agreement, provided that the Client will not be responsible for any Liabilities or Expenses that are determined by a court of competent jurisdiction to have resulted solely from the Indemnified Person's gross negligence or willful misconduct. However, the Client's obligation to each Indemnified Person shall remain in full force and effect regardless of any modification, finalization, expiration or termination of this Agreement. Client agrees to indemnify and hold TVA harmless from and against any loss, liability, damage or expense including, but not by way of limitation, attorney's fees, arising from or in connection with any claimed actual infringement of copyrights, rights, or invasion of the right of privacy or any other infringement of rights arising out of allegations caused by the fore-mentioned videos, production, or their distribution and/or exhibition.

9. CANCELLATION / RESCHEDULING FEES

This Agreement commences and becomes binding upon faxed acceptance by both parties and continues throughout the Term. Client understands and acknowledges that TVA will begin work on Client's campaign immediately and thus will begin to incur costs related to goods, services and personnel in association with the development, promotion, scheduling, pre-production, production and other aspects of Client's media campaign upon Client's signing this Agreement. The parties hereto agree that damages arising from a breach of this Agreement would be difficult or impossible to quantify. Therefore, should Client cancel or cause this campaign to be unreasonably delayed (I.E. MORE THAN THREE WEEKS PAST PHASE I, II OR III IN SCHEDULE A for any reason (other than gross negligence, non-performance or breach on the part of TVA) beyond the timeframe budgeted for in Schedule A, Client agrees to pay TVA 25% of contract total (IN ADDITION TO PAYMENTS ALREADY MADE) as liquidated damages. Client agrees to pay a $3,500 rescheduling fee should Client fail to meet the approved Shoot Date without written notice one week in advance. The liquidated damages must be received before TVA will agree to resume performance of its duties under the Agreement.

10. SCHEDULES

The additional terms and conditions in "Schedule A" and "Schedule B" attached hereto are hereby incorporated herein by this reference.

AGREED AND ACCEPTED BY Client:            AGREED AND ACCEPTED BY TVA:


                                          /s/ Jeffery Goddard
-------------------------------------     --------------------------------------

PRINT:                                    PRINT: JEFFERY GODDARD
      -------------------------------

TITLE:                                    TITLE: CEO
      -------------------------------

DATE:                                     DATE: June 10, 2011
      -------------------------------

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
                                   SCHEDULE A*

                 PRODUCTION / MEDIA PLACEMENT / PAYMENT SCHEDULE

PHASE I - PRE-PRODUCTION

Week 1  - Receive signoff / first payment
Weeks 1-3 - Review existing materials, Research competitive environment, Conduct Creative Strategy Sessions, Develop Strategic Image Objectives, Develop Scripts and Text for TV, Newspapers and Radio. Secure Production team, News Anchor / Reporter, Shoot Dates, Locations and provide all Pre-Production prep. Create Talking Points and Interview Questions for TV & Radio Talk Shows.

PHASE II - PRODUCTION

Week 4 - Receive second payment
Weeks 4-8 - Commence Shooting on locations and in Studio. Complete Post Production (EDITING, GRAPHICS, NARRATION, MUSIC, AUDIO MIXING, DUPLICATION OF BROADCAST MASTERS, ETC.). Present finished productions, Newspaper and Radio Features for Client's approval.

PHASE III - DISTRIBUTION

Week 9 - Receive third payment
Weeks 9-10 - Distribute TV programs to media outlets. Distribute Newspaper and Radio Features. Release DVD copies to Client. Release Trade Show Loop Presentation and digital versions for webcasting, VOD and podcasting to Client. Upload "Top Story" Features and videos to websites. Commence Booking of TV & Radio Talk Show interviews.

PHASE IV - MONITORING

Weeks 10-34** Continue media buys, PR, tracking, monitoring, compiling reports, seeking additional utilization and distribution opportunities to maximize return on Client's investment.

----------
* SUBJECT TO EXPEDIENT RECEIPT OF PAYMENTS, MATERIALS AND APPROVALS FROM CLIENT AND AVAILABILITY OF LOCATIONS AND ON-CAMERA TALENT / INTERVIEWEES.
**   OR LONGER IF PLACEMENTS CONTINUE TO OCCUR.

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
                  SCHEDULE B - ADDITIONAL TERMS AND CONDITIONS

1. CONTROLLING LAW. This Agreement shall be deemed to have been executed and delivered in Los Angeles County, California. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of California, including the Uniform Commercial Code as enacted in that jurisdiction, without giving effect to the principals of conflicts of law thereof. This agreement shall be construed under, and the parties' respective rights and obligations hereunder and thereunder shall be governed by and in accordance with, the laws of the State of California, with the venue being in Los Angeles County, California.

2. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

3. NON-WAIVER. The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach hereunder, whether or not of alike kind or nature.

4. SEVERABILITY. In the event that any one or more of the terms, conditions or provisions of this Agreement is held invalid, illegal or unenforceable, such other terms, conditions and provisions shall remain binding and effective.

5. ENTIRE AGREEMENT/AMENDMENT. This represents the entire and integrated agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either oral or written, between the parties. This Agreement may be amended or modified only by a written instrument signed by both parties. TVA makes no guarantees as to effect these services will have on Client's share price or revenues.

6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument.

7. NO FURTHER DUTIES. Except as expressly provided herein, the parties shall have no further duties of obligations whatsoever to each other during or following the term of this Agreement.

8. NO PARTNERSHIP OR AGENCY. Nothing in this Agreement shall be construed as creating a partnership, joint venture, agency or employer-employee relationship between the parties hereto.

9. INDEPENDENCE. It is expressly understood and agreed that TVA has not represented itself as a brokerage firm, venture capital firm, or by other definition, a capital raising entity in this transaction.

10. AUTHORITY. The individuals signing this agreement warrant and represent that they each have the actual authority to enter into this Agreement and to perform the obligations hereunder on behalf of the parties to this license.

11. HEADLINES. Paragraph headings used in the agreement are for the convenience of reference only and in no way define, extend, limit or decide the scope of the agreement or the intent of any provision thereof.

12. CONSTRUCTION. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof, and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

13. REMEDIES CUMULATIVE; LIMITATION. All remedies set forth in this Agreement are cumulative and are in addition to any remedies now or later allowed by law. In no event, however, shall the Client and its attorneys be entitled to aggregate damages in excess of the contracted price for any or more breaches by TVA of the terms of this Agreement, nor shall Client be entitled to consequential or incidental damages due to any breach or default of TVA in connection with this Agreement. A. To be effective, notices hereunder must be in writing. Deposit of any notice required hereunder in the United States mails addressed by registered or certified mail to the Client at (Client's address) or to such other address as shall be specified by Client in a future notice to TVA at 3950 Vantage Ave. Studio City, CA 91604 or to such other address as shall be specified by TVA in a future notice to Client shall constitute serving such notice. B. Client acknowledges that any breach of any provisions of the Agreement will cause irreparable harm to TVA for which damages will not be adequate remedy and therefore, agrees that in event of any such breach, TVA shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to temporary and/or permanent injunctive relief, without need of posting bond therefore, against Client and all persons or entities acting through, for or with Client.

14. TIME OF ESSENCE. Time is of the essence of each provision of this Agreement.

15. DISPUTES. The parties hereby consent to the resolution of any dispute arising out of this agreement through binding arbitration to be conducted through Judicate West in Los Angeles. The prevailing party in the arbitration shall be entitled to an award of reasonable attorneys fees and reimbursement of litigation costs. Demand for arbitration may be made by a first class letter mailed to the following addresses:

For TVA:                                    For Client:
         James A. Dumas                                -------------------------
         jdumas@dumas-law.com
         Dumas & Associates                            -------------------------
         3435 Wilshire Boulevard Suite 990
         Los Angeles, CA 90010                         -------------------------
         213-368-5000
         213-368-5009 (fax)                            -------------------------

                                                       -------------------------


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